EXHIBIT 99.1
For immediate release:
ITC Holdings Corp. Reports Third Quarter 2005 Results.
•	Net income for the third quarter of $13.5 million or $0.40 per diluted share

•	Net income for the nine months ended September 30, 2005 of $33.0 million, or $1.03 per diluted share

•	$88.2 million invested year to date in property, plant & equipment
NOVI, Mich., Nov. 1, 2005 — ITC Holdings Corp. (NYSE: ITC) today announces net income for the third quarter of 2005 of $13.5 million or $0.40 per share on a diluted basis, compared with net income of $5.8 million, or $0.19 per share on a diluted basis for the third quarter of 2004. Net income for the nine months ended September 30, 2005 was $33.0 million, or $1.03 per share on a diluted basis compared with net income of $4.3 million or $0.14 per share on a diluted basis for the nine months ended September 30, 2004.
Operating revenues of $66.0 million for the third quarter 2005 increased by $27.8 million over the same period in 2004. The expiration of a rate freeze on December 31, 2004 for customers of International Transmission Company (“International Transmission”), ITC Holdings’ operating subsidiary, accounts for $18.2 million of this increase. Operating revenues also increased by $6.8 million due to an increase in point-to-point revenues (net of refunded amounts) primarily due to International Transmission not being required to refund point-to-point revenues earned in 2005, as previously disclosed. In 2004 International Transmission was required to refund 75% of point-to-point revenues to DTE Energy Company (“DTE Energy”) and other customers by orders of the Federal Energy Regulatory Commission (“FERC”) approving the acquisition of ITC from DTE Energy in February 2003. Beginning June 1, 2005 point-to-point revenues that are not refunded reduce the network rate, thereby benefiting network customers.
For the nine months ended September 30, 2005 operating revenues of $159.2 million increased $61.3 million over the same period in 2004. Of this increase $43.9 million can be attributed to the expiration of the rate freeze on December 31, 2004 and $14.6 million to the increase in point-to-point revenues (net of refunded amounts) primarily because International Transmission is not required to refund point-to-point revenues earned in 2005 as it was in 2004.
Third quarter 2005 results include $6.7 million of expenses in connection with ITC’s initial public offering completed on July 29 to terminate certain management contracts.
For the nine months ended September 30, 2005, International Transmission has invested approximately $88.2 million in property, plant and equipment. International Transmission expects approximately $110 million of capital investment in 2005, an increase of $10 million over our previous forecast.
Joseph Welch, President and Chief Executive Officer of ITC Holdings Corp. said, “We are pleased to report that we are continuing to increase the performance of the system.”
International Transmission is a business regulated by the FERC and operates under an approved annual rate setting mechanism known as “Attachment O.” Attachment O aids the Company in generating predictable revenues and income. Variability in such items as weather or operating costs can change earnings in any period compared to prior year, but we do not expect it to materially impact International Transmission over time because Attachment O adjusts for these effects in subsequent rate setting periods.
International Transmission is focused on best in class operations, maintenance, improving reliability and reducing congestion to lower the overall cost of delivered energy to end-use consumers
ITC will conduct a conference call to discuss third quarter 2005 earnings results at 11:00 a.m. EST Wednesday, November 2nd. Joseph L. Welch, president and CEO, will provide a business overview of the quarter and Edward M. Rahill, vice president and CFO, will provide a financial update. Individuals wishing to participate in the conference call may dial toll- free (888) 202-2422; there is no passcode. The conference call replay, available through November 9th, can be accessed by dialing toll-free (888) 203-1112, passcode 9444458. Investors, the news media and the public may listen to a live Internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
More detail about the results of the third quarter may be found in ITC Holdings Corp.’s Form 10Q filing. Once filed with the SEC, an electronic copy of the 10Q can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp.’s wholly-owned operating subsidiary, International Transmission Company, is the first independently owned and operated electricity transmission company in the United States. International Transmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the International Transmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. For more information on International Transmission, please visit http://www.itctransco.com. For more information on ITC Holdings, please visit http://www.itc-holdings.com.
Safe Harbor Statement
This press release contains certain statements that describe ITC Holdings Corp.’s and International Transmission’s (collectively, the “Company”) beliefs concerning future business conditions and prospects, growth opportunities and the outlook for the Company and the electric transmission industry based upon information currently available. Wherever possible, the Company has identified these forward-looking statements by words such as “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions the Company believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, the risk factors listed in ITC Holdings Corp.’s registration statement on Form S-1, as amended (File No. 333-123657), and the following: (i) the Company’s ability to obtain regulatory approval for rate adjustments in response to changing circumstances and changes in laws or regulations affecting us, including whether the Attachment O rate setting mechanism used by International Transmission that has been approved by FERC through January 31, 2008 will be extended; (ii) restrictions imposed by laws, including the Federal Power Act of 1935 and the Energy Policy Act of 2005, or regulations affecting the Company; (iii) changes in the nature or the composition of the transmission grid in surrounding areas, location of generation assets within International Transmission’s service territory and in surrounding regions and the impact of electricity flows on the transmission system; (iv) any changes in the Company’s regulatory construct; (v) the stability of Detroit Edison, the Company’s primary customer, or deregulation affecting Detroit Edison; (vi) protracted generation outages; (vii) potential environmental liabilities; (viii) hazards related to the Company’s business; (ix) damage to the Company’s assets or the Company’s ability to serve the Company’s customers, market disruptions and other economic effects as a result of terrorism, military activity or war and action by the United States and other governments in reaction thereto; (x) our ability to make capital investments, due to the impact of weather conditions, the price and availability materials, our ability to obtain any necessary financing for such expenditures, limitations on the amount of construction that can be undertaken on our system at any one time, the need for regulatory approvals for environmental, siting or regional planning issues or as a result of legal proceedings; (xi) higher property tax assessments from various municipalities; (xii) decrease in revenues due to lower monthly peak transmission loads; and (xiii) other risk factors discussed herein and listed from time to time in the Company’s public filings with the Securities and Exchange Commission. New factors emerge from time to time. The Company cannot predict what factors may arise or how such factors may cause its results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statements are made. Except as required by law the Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor/Analyst contact: Don Hourican (248.374.7015 — IR hotline, dhourican@itctransco.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(in thousands, except share data)

ASSETS	September 30,	December 31,
Current assets	2005	2004
Cash and cash equivalents	$29,717	$14,074
Accounts receivable	25,514	15,614
Inventory	19,364	13,785
Deferred income taxes	5,730
Other	3,466	954

Total current assets	83,791	44,427

Property, plant and equipment (net of accumulated depreciation and amortization of $411,579 and $402,026, respectively)	581,555	513,684
Other assets
Goodwill	174,256	176,039
Regulatory assets- acquisition adjustment	52,774	55,047
Other regulatory assets	6,603	8,053
Deferred financing fees (net of accumulated amortization of $2,226 and $1,294, respectively)	5,798	6,058
Deferred income taxes		2,871
Other	1,373	2,668

Total other assets	240,804	250,736

TOTAL ASSETS	$906,150	$808,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,105	$29,788
Accrued interest	5,032	10,294
Accrued taxes	5,290	12,831
Point-to-point revenue due to customers		12,903
Other	7,721	5,728

Total current liabilities	48,148	71,544
Accrued pension liability	3,458	3,783
Accrued postretirement liability	2,731	2,338
Deferred compensation liability	459	2,329
Deferred income taxes	19,756
Regulatory liabilities	50,005	43,941
Deferred payables	3,665	4,887
Long-term debt	508,482	483,423

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 33,195,238 and 30,679,240 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	252,058	203,459
Unearned compensation- restricted stock	(1,432)	(1,411)
Accumulated earnings (deficit)	18,820	(5,446)

Total stockholders’ equity	269,446	196,602

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$906,150	$808,847

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

OPERATING REVENUES	$66,047	$38,223	$159,225	$97,956

OPERATING EXPENSES

Operation and maintenance	14,891	6,710	31,282	18,916

General and administrative	6,723	4,659	16,734	17,522

Depreciation and amortization	8,435	7,500	24,607	21,824

Taxes other than income taxes	2,104	5,337	10,223	16,036

Total operating expenses	32,153	24,206	82,846	74,298

OPERATING INCOME	33,894	14,017	76,379	23,658

OTHER EXPENSES (INCOME)

Interest expense	7,006	6,388	21,014	19,084

Termination of management agreements	6,725		6,725

Allowance for equity funds used in construction	(707)	(645)	(2,178)	(1,348)

Other income	(220)	(730)	(688)	(1,001)

Other expense	223	41	481	125

Total other expenses (income)	13,027	5,054	25,354	16,860

INCOME BEFORE INCOME TAXES	20,867	8,963	51,025	6,798

INCOME TAX PROVISION	7,374	3,187	18,046	2,475

NET INCOME	$13,493	$5,776	$32,979	$4,323

Basic earnings per share	$0.42	$0.19	$1.07	$0.14
Diluted earnings per share	$0.40	$0.19	$1.03	$0.14

Weighted-average basic shares	32,095,482	30,183,823	30,932,887	30,174,214

Weighted-average diluted shares	33,375,482	31,170,680	32,132,161	30,694,051

Dividends declared per common share	$0.2625	—	$0.2625	—

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended
(in thousands)	September 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$32,979	$4,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	24,607	21,824
Amortization of deferred financing fees and discount	1,030	786
Stock-based compensation expense	1,084	716
Deferred income taxes	16,897	2,720
Other regulatory assets	1,450	1,450
Allowance for equity funds used in construction	(2,178)	(1,348)
Other	(2,771)	381
Changes in current assets and liabilities, exclusive of changes shown separately (Note 1)	(44,390)	(3,093)

Net cash provided by operating activities	28,708	27,759

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(87,294)	(52,561)
Insurance proceeds on property, plant and equipment	4,900
Other	334	(96)

Net cash used in investing activities	(82,060)	(52,657)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under revolving credit facilities	65,500	42,500
Repayments of revolving credit facilities	(40,500)	(22,000)
Dividends paid	(8,713)
Excess tax deductions for stock awards	1,013
Issuance of long-term debt		46
Repayment of long-term debt	(46)
Debt issuance costs	(672)	(684)
Issuance of common stock	54,062	264
Common stock issuance costs	(1,649)

Net cash provided by financing activities	68,995	20,126

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,643	(4,772)

CASH AND CASH EQUIVALENTS — Beginning of period	14,074	8,139

CASH AND CASH EQUIVALENTS — End of period	$29,717	$3,367